UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

YAMANA GOLD INC.
(Exact name of Registrant as specified in its charter)

Canada	Not Applicable

(State or jurisdiction of incorporation or organization	(I.R.S. Employer Identification No.)

150 York Street, Suite 1902 Toronto, Ontario	M5H 3S5

(Address of principal executive officers)	(Zip Code

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Common Shares, no par value Common Share Purchase Warrants	American Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.       [X]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.      [    ]

Securities Act registration statement file number to which this form relates: _____________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

Item 1.     Description of Registrant’s Securities to be Registered.

Common Shares

        The authorized capital of the Registrant consists of an unlimited number of Common Shares without par value. As of November __, 2003, the Registrant had _____ Common Shares issued and outstanding. Holders of Common Shares are entitled (i) to receive ratable dividends from funds legally available for distribution when and if declared by the Board of Directors; (ii) to share ratably in all of the Registrant’s assets available for distribution upon liquidation or winding up of the Registrant; and (iii) to one vote for each share held of record on each matter submitted to a vote of shareholders. Each holder of Common Shares is entitled to receive notice of and to attend all meetings of shareholders of the Registrant. The Common Shares do not have cumulative voting, pre-emptive, purchase or conversion rights. There are no sinking fund provisions in relation to the Common Shares and they are not liable to further calls or to assessment by the Registrant. Provisions as to the modifications, amendments or variations of such rights or such provisions are contained in the Business Corporations Act (Canada).

        There are no restrictions on the repurchase or redemption of the Common Shares by the Registrant provided that such purchase or redemption is either made through a stock exchange, from a bona fide employee of the Registrant or an affiliate or his personal representative, or is under an offer to purchase pro rata made to every holder or is required to be made pursuant to the Business Corporations Act (Canada) upon exercise by the holder of certain dissent provisions or shareholders remedies set out therein, and provided further that the Registrant is not insolvent at the time of such repurchase or redemption nor would be made insolvent by such action.

        The Registrant is limited in its ability to pay dividends on its Common Shares by limitations under the Business Corporations Act (Canada) relating to the sufficiency of profits from which dividends may be paid.

        Pursuant to applicable provisions of the Business Corporations Act (Canada), no right or special right attached to shares issued by the Registrant may be prejudiced, altered or otherwise interfered with unless the members of the class of shareholders affected consent to such action by a separate resolution of the members of the class adopted by at least a majority of 66-2/3% of the votes cast with respect to the resolution.

Common Share Purchase Warrants

        The Common Share Purchase Warrants (the “Warrants”) were created and have been issued pursuant to the terms of a warrant indenture dated July 31, 2003 (the “Warrant Indenture”) entered into between the Registrant and CIBC Mellon Trust Company, as warrant agent thereunder. Each whole Warrant will entitle the holder thereof to purchase one Common Share of the Registrant at a price of CDN$1.50 at any time before 5:00 p.m. (Toronto time) on July 31, 2008 after which time the Warrants will expire and be void and of no value.

        The Warrant Indenture contains provisions designed to protect the holders of Warrants Against dilution upon the happening of certain events. The number of Common Shares issuable upon exercise of the Warrants is subject to the adjustments from time to time in the event of a Rights Offering, extraordinary distributions of cash or other property to holders of Common Shares or a stock dividend on, or a subdivision or combination of, the Common Shares. Such adjustments are fully described in the Warrant Indenture attached hereto as Exhibit 3 and incorporated herein by reference.

        No fractional Common Shares will be issued upon the exercise of any Warrants.

Item 2.    Exhibits.

The following exhibits are filed as a part of this Registration Statement:

Exhibit Number	Description

1	Articles of Amalgamation of the Registrant
2	By-Laws
3	Warrant Indenture dated as of July 31, 2003, between the Registrant and CIBC Mellon Trust Company
4	Supplemental Warrant Indenture dated as of August 12, 2003, between the Registrant and CIBC Mellon Trust Company

SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

YAMANA GOLD INC. By: /s/ Charles Main Name: Charles Main Title: Chief Financial Officer

Dated:   December 2, 2003

Exhibit Index

Exhibit Number	Description
1	Articles of Amalgamation of the Registrant
2	By-Laws
3	Warrant Indenture dated as of July 31, 2003, between the Registrant and CIBC Mellon Trust Company
4	Supplemental Warrant Indenture dated as of August 12, 2003, between the Registrant and CIBC Mellon Trust Company